Term Sheet valid until March 14, 2014

Convertible Promissory Note

On the terms and subject to the conditions set forth below, Hanover Holdings I, LLC (the "Investor") will commit to invest up to $35,000 via Convertible Notes in Co-Signer, Inc. (the "Issuer" or "Company") on the principal terms set forth below. This letter is subject to the parties entering into formal agreements setting forth their respective right and obligations. Such agreements will contain customary representations, warranties and indemnifications. The material terms of the note (the "Note") are set forth below:

Issuer:	Co-Signer, Inc. (the "Issuer" or "Company")
Investor:	Hanover Holdings I, LLC (the ·''Holder'' or "Investor")
Finder:	Investor Community Partners (the ''Finder")
Securities:	Convertible Promissory Notes (the "Note")
Maturity on the Note:	Eight (8) month maturity (the ''Maturity'')
Interest of the Note:	12% annual interest, to be accrued until payment or conversion.
Purchase Price:	The Investor will invest $35,000 into the Company after execution of definitive documents (the ·'Execution Date").
Defaults:	To be defined in definitive documents.
Conversion Price:

At any time, the Holder may convert the Note into Common Stock of the Issuer at a conversion price equal the lesser of (i) a 45% discount from the lowest trading price in the five (5) trading days prior to conversion or (ii) at a fixed price of $0.04.

Rule 144:

The Convertible Note will be convertible at any time, in whole or in part, subject to Rule 144. Any shares that are converted prior to the Rule 144 date will be remain restricted for 6 months from signing of definitive documents.

Prepayment:

At any time, the Issuer may prepay the Investor in cash, in whole or in part, any principal or interest remaining on the Note ("'Prepayment"). The Prepayment penalties will be the following:

-          115% if prepayed within 30 days from Issuance

-          130% if prepayed 3 1-90 days from Issuance

-          145% if prepayed 91 days or after from Issuance

Right of First Refusal:

So long as this Note is outstanding, the Investor shall have a seventy-two (72) hour Right of First Refusal on the sale any of the Companies debt or payables. This in no way limits conversions of previously existing notes.

No Short Sales:	The Investor and any of its affiliates will not engage in any short sales with respect to the Common Stock during the term of the Agreement.
Legal and Diligence Fees:	The Investor shall remit $1,500 for all reasonable fees and costs. This amount shall be deducted from the Purchase Price.
Finder's Fee:	$ 1.500 to be paid to the Finder on the Execution Date. This amount shall be deducted from the Purchase Price.
Confidentiality:

The existence of this term sheet and the individual terms and conditions are of a confidential nature and shall not be disclosed to anyone, except to the Issuer, the Investor and their respective legal advisors.

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Binding Effect:

The provisions of this term sheet relating to No Short Selling, Confidentiality, Right of First Refusal, Legal and Diligence Fees and Binding Effect shall be binding obligations of the parties hereto. All other provisions of this term sheet shall not be binding in any respect on the parties hereto and are subject to the parties entering into definitive and binding agreements setting forth their respective rights and obligations. This term sheet is intended for discussion purposes only and is not an offer for the purchase or sale of the Company's securities. This term sheet will be considered void if not executed by both parties on or prior to the expiration date set forth on the first page hereof. The undersigned Company officer, on behalf of the Company, represents warrants and covenants that this term sheet has been duly authorized, executed and delivered by the Company.

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If the terms and conditions herein are satisfactory, please sign as indicated below. We appreciate the opportunity to work with you. We look forward to an expeditious and successful closing of this transaction.

Sincerely,

HANOVER HOLDINGS I, LLC

By: /s/ Joshua Sason

Joshua Sason

Managing Member and CEO

AGREED TO AND ACCEPTED:

CO-SIGNER, INC.

By: /s/ Kurt A. Kramarenko

Name: Kurt A. Kramarenko

Position: President & CEO

Dated: 3/2/2014

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